Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 2, 2011
Relating to Preliminary Prospectus dated January 28, 2011
Registration No. 333-168686
SUMMIT HOTEL PROPERTIES, INC.
FREE WRITING PROSPECTUS
     This free writing prospectus is being filed to supplement the information appearing in the preliminary prospectus, dated January 28, 2011, included in Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-168686) of Summit Hotel Properties, Inc., as filed with the Securities and Exchange Commission (the “SEC”) on January 28, 2011 (as so amended, the “Registration Statement”), relating to our proposed offer and sale of shares of our common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 20 of the preliminary prospectus.
     Unless the context otherwise requires, references in this free writing prospectus to “we,” “us” and “our,” refer to Summit Hotel Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries.
     To review the preliminary prospectus included in the Registration Statement, click the following link on the SEC Web site at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/1497645/000095012311006335/w78819a4sv11za.htm
Anticipated Occupancy, ADR and RevPAR for the Month Ended January 31, 2011
     While we have not finalized our monthly financial statement closing process, we currently expect that occupancy, average daily rates, or ADR, and revenue per available room, or RevPAR, for our seasoned and unseasoned hotels and our aggregate portfolio for the month ended January 31, 2011, and the percentage change as compared to the month ended January 31, 2010, will be as set forth in the table below:

	Month Ended
	January 31,		Percentage
	2011	2010	Change
Seasoned Hotels (46 hotels):
Occupancy	52.0%	53.4%	(2.6)%
ADR	$92.73	$85.74	8.2%
RevPAR	$48.22	$45.79	5.3%
Unseasoned Hotels (19 hotels):
Occupancy	54.1%	47.1%	14.9%
ADR	$87.46	$85.12	2.7%
RevPAR	$47.32	$40.09	18.0%
Aggregate Portfolio (65 hotels):
Occupancy	52.7%	51.1%	3.1%
ADR	$90.78	$85.53	6.1%
RevPAR	$47.84	$43.71	9.4%
     We have prepared the anticipated RevPAR for the month ended January 31, 2011 shown in the table above in good faith based on our internal accounting records. The anticipated RevPAR for the month ended January 31, 2011 is derived from our anticipated room revenue for the month ended January 31, 2011, an amount that has not been audited or reviewed by KPMG LLP and that remains subject to normal and recurring adjustments that may arise during the completion of the accounting and financial reporting processes necessary to finalize our unaudited condensed consolidated financial statements as of and for the three months ending March 31, 2011, including the monthly financial statement closing process for each of the months included in such period. KPMG LLP has not audited, reviewed, compiled or performed any procedures with respect to our anticipated revenues or the anticipated RevPAR for the month ended January 31, 2011 shown in the table above. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect to that information. We cannot assure you that, upon completion of such accounting and financial reporting processes and finalizing our unaudited condensed consolidated financial statements as of and for the three months ending March 31, 2011, we will not report RevPAR for the three months ending March 31, 2011 materially different than as set forth above. The anticipated RevPAR for the month ended

January 31, 2011 is not necessarily indicative of the RevPAR or the operating results of our hotels that may be expected for the three months ending March 31, 2011 or any future period. This information should be read in conjunction with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included elsewhere in the preliminary prospectus included in the Registration Statement.
Forward-Looking Statements
     This free writing prospectus contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, changes in our anticipated RevPAR for the month ended January 31, 2011 that may arise during the monthly financial statement closing process and the quarterly review. For additional information, see “Cautionary Note Regarding Forward-Looking Information” in the preliminary prospectus included in the Registration Statement.
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     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PRELIMINARY PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PRELIMINARY PROSPECTUS IF YOU REQUEST IT BY CONTACTING DEUTSCHE BANK SECURITIES INC., ATTENTION: PROSPECTUS DEPARTMENT, HARBORSIDE FINANCIAL CENTER, 100 PLAZA ONE, JERSEY CITY, NEW JERSEY, 07311-3988, TELEPHONE (800) 503-4611, OR BY E-MAILING PROSPECTUS.CPDG@DB.COM; ROBERT W. BAIRD & CO. INCORPORATED, ATTENTION: SYNDICATE DEPARTMENT, 777 E. WISCONSIN AVENUE, MILWAUKEE, WI 53202, OR BY EMAIL AT SYNDICATE@RWBAIRD.COM OR BY CALLING 800-792-2413; AND RBC CAPITAL MARKETS, LLC, 200 VESEY STREET, 8TH FLOOR, NEW YORK, NY 10281-8098, ATTENTION: EQUITY SYNDICATE, OR BY CALLING 877-822-4089.

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